Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in Registration Statement No. 333-259784 on Form S-3 and Registration Nos. 333-279981 and 333-222937 on Form S-8 of Victory Capital Holdings, Inc. of our report dated February 28, 2025, relating to the financial statements of Amundi US, Inc. included in this Current Report on Form 8-K/A dated June 16, 2025.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

June 16, 2025